Exhibit 1

JOINT FILING AGREEMENT

The undersigned hereby agree to the joint filing on behalf of each of them of all filings on any Form 3, Form 4, Form 5 or Schedule 13D or Schedule 13G, and any and all amendments thereto, and any other document relating thereto with respect to the shares of Class A Common Stock, par value $0.0001 per share, of PubMatic, Inc. pursuant to and in accordance with the Securities Exchange Act of 1934, as amended.

The undersigned further agree that each party hereto is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein; provided, however, that no party is responsible for the completeness or accuracy of the information concerning any other party making the filing, unless such party knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Joint Filing Agreement on March 18, 2022.

/s/ Duk Ho Cho
Duk Ho Cho

CNH Capital Co., Ltd.

By:	/s/ Woo Seob Kwak
Name: Woo Seob Kwak
Title: Chief Executive Officer

CNH Hospitality Co., Ltd.

By:	/s/ Yang Soo Kim
Name: Yang Soo Kim
Title: Chief Executive Officer

Premier Motors Co., Ltd.

By:	/s/ Gi Ho Kim
Name: Gi Ho Kim
Title: Chief Executive Officer

CNH Co., Ltd.

By:	/s/ Young Ki Lim
Name: Young Ki Lim
Title: Chief Executive Officer

CNH Co., Ltd.

By:	/s/ Yang Soo Kim
Name: Yang Soo Kim
Title: Chief Executive Officer

Granite Holdings Co., Ltd.

By:	/s/ Chun Ho Lee
Name: Chun Ho Lee
Title: Chief Executive Officer